Exhibit 4.27
[Note: Translation from the original agreement written in Chinese]
Execution Copy
Fourth Amended and Restated Loan Agreement
The Fourth Amended and Restated Loan Agreement is executed on June 11, 2010 by the following parties.
eLong, Inc. (hereinafter “Party A”)
Legal Address: 4th Floor, Hutchence David Century Garden, George Town, Grand
Cayman, Cayman Islands
Guangfu Cui (hereinafter “Party B”)
Residence: No.1, XiangHongqi Street, Haidian District, Beijing
ID No.: 110108196902010857
Jack Wang (hereinafter “Party C”)
Residence: 19th Floor, Liufangbeili Street, Chaoyang District, Beijing
ID No.: 11010519730528111X
Whereas:
1.	Party A is a company registered in Cayman Islands; Party B and Party C are the citizens of the People’s Republic of China. Party B holds 87.5% equity interest in Beijing eLong Information Technology Co., Ltd. (hereinafter “Beijing eLong”). eLongNet Information Technology (Beijing) Co., Ltd. (hereinafter eLongNet Technology)is a wholly foreign owned enterprise registered and validly existing under the laws of PRC, and is a wholly owned company of Party A.
2.	Party A, Party B, Party C and Yue Justin Tang, who formerly held a 75% equity interest in Beijing eLong, signed an Third Amended and Restated Loan Agreement on April 21, 2008. Under the foresaid loan agreement, Party A provided Party B, C and Yue Justin Tang with a loan totaling RMB16,000,000, of which 2,000, 000 was to Party B, 12,000,000 to Yue Justin Tang, and RMB 2,000,000 to Party C.
3.	According to the Share and Debt Transfer Agreement signed between Party A, Party B, Party C and Yue Justin Tang on June 11, 2010, Party B is the transferee of the 75% equity of Beijing eLong formerly by Yue Justin Tang and all rights and obligations relating to Beijing eLong incurred from Yue Justin Tang. Party B holds a 87.5% equity interest in Beijing eLong as the result of the transfer.
4.	To reflect the transfer of the rights and obligations relating to Beijing eLong to Party B, Party A, Party B and Party C hereby make this amendment and restatement to the Third Amended and Restated Loan Agreement dated April 21, 2008.
NOW THEREFORE, Party A, Party B and Party C through friendly negotiations hereby agree to and abide by this agreement (hereinafter referred to as “This agreement”) as follows:
1.	Party A agrees to provide Party B and Party C with a loan totaling RMB16,000,000, of which RMB14,000,000 is to Party B and RMB 2,000,000 is to Party C, in accordance with the terms and conditions under the Agreement.
2.	Party B and Party C agree that such loan shall be used only as registered capital of Beijing eLong or to be invested in Beijing eLong in other form. The loan shall not be used for any other purpose without the written consent of Party A.
3.	The preconditions of the Loan provided by Party A to Party B and Party C:
(1)	Party B, Party C and eLongNet Technology have formally executed an Equity Interest Pledge Agreement, according to which Party B and Party C agree to pledge all their equity interest in Beijing eLong to eLongNet Technology.

(2)	Party A, Party B and Party C have executed an Exclusive Purchase Right Agreement, according to which Party B and Party C grant Party A a right to purchase all or part of equity interest in Beijing eLong to the extent permitted by PRC law.
(3)	The above-mentioned Equity Interest Pledge Contract and Exclusive Purchase Contract are in full effect, there is no event of default and all relevant filing procedures, approval, authorization, registration and governmental proceedings have been obtained or completed (if needed).
(4)	The representations and warranties of Party B and Party C under Section 9 are true, complete, correct and not-misleading.
(5)	Party B and Party C have not breached any of their respective commitments under Section 10 and Section 11. There is no existing or foreseeable events that may affect Party B and Party C’s performance of the obligations hereunder.
4.	Party A, Party B and Party C hereby agree and confirm that, under preconditions permitted by the Chinese law and within the scope allowed in Chinese law, Party A has the right but not the obligation to buy or designate other persons (legal person or natural person) to purchase all or partial equity interests of Party B and Party C (the “Purchase Right”) in Beijing eLong, provided that Party A notifies Party B and Party C on purchase of equity interests in writing. Once Party A has issued the written notice on executing the purchase right, Party B and Party C will immediately transfer their equity interests in Beijing eLong to Party A or any other person as designated by Party A at original investment price or other prices as agreed by Party A. Party A, Party B, and Party C agrees to sign an exclusive purchase right agreement in light of the said matters.
5.	Party B and Party C agree that, when they transfer their Equity Interest in Beijing eLong to Party A or the person designated by Party A according to the exclusive purchase contract, any proceeds raised from the transfer shall be paid promptly to Party A as the refund of the loan under the Agreement.
6.	All parties agree and confirm that the loan under the Agreement shall be deemed as the loan without interest. In the event that an appraisal of the equity interest is required by the relevant laws when the transfer stipulated in section 4 has occurred, and the equity interest transfer price is higher than the principle of loan according to the appraisal result, the exceeding part shall be paid back to Party A as the cost occupied by the interest of the loan or the capital burdened by Party A.
7.	Term for the loan hereunder is ten (10) years and can be extended upon written agreement of parties hereto. But during the term or extended term of such loan, Party B and/or Party C shall refund the loan to Party A ahead of the loan term or the extended loan term, if any of the following events occurs:
(1)	Party B and/or Party C quits from or is dismissed by Party A or its affiliates;
(2)	Party B and/or Party C become deceased or become a person without capacity or with limited capacity for civil acts;
(3)	Party B and/or Party C commit a crime or are involved a crime;
(4)	Any other third party claims more than RMB100,000 against Party B and/or Party C;
(5)	As permitted by PRC law, Party A or other designated by Party A may invest in the telecommunications internet information service business or other business of Beijing eLong, and according to the Exclusive Purchase Contract, Party A shall issue a written notification to the Party for the purchase of Beijing eLong’s equity interest and perform the right of purchase.
(6)	When the loan is due, the corresponding borrower (or its successor or transferee) shall transfer its equity interest in Beijing eLong to the person designated by Party A promptly (or to Party A, provided that it is permitted under the laws of PRC). Any proceeds raised from the transfer shall be paid to Party A as the refund of the loan and the right as well as the obligation under the Agreement shall terminate simultaneously.
8.	Party A represents and warrants to Party B and Party C that, on the execution date of the Agreement,
(1)	Party A is a company registered in Cayman Islands and validly existing under the laws of it.

(2)	Subject to its business scope, constitution and other organizational documents, Party A has the full right and power and has obtained all necessary and appropriate approval and authorization to execute and perform this Agreement;
(3)	The execution and the performance of this Agreement shall not be against any enforceable and effective laws and regulations, governmental approval, authorization and notification, other government documents and any contracts executed with, or commitments made to, any third party; and
(4)	This Agreement shall constitute the legal, valid and binding obligations of Party A, which is enforceable against Party A in accordance with its terms upon its execution.
9.	Party B and Party C represent and warrant to Party A that, from the execution date of this Agreement until the date this Agreement terminates,
(1)	Beijing eLong is a limited liability company registered and validly existing under the laws of PRC. Party B and Party C are the shareholders of Beijing eLong;
(2)	Subject to the constitution and other organizational documents of Beijing eLong, Party B and Party C have full right and power and have obtained all necessary and appropriate approval and authorization to execute and perform this Agreement;
(3)	Party B and Party C shall not execute and perform this Agreement against any enforceable and effective laws and regulations, governmental approval, authorization and notification, or other government documents and any contracts executed with, or commitments made to, any third party;
(4)	This Agreement shall constitute the valid and legally enforceable obligations of Party B and Party C.
(5)	Party B and Party C have paid contribution in full for its equity in Beijing eLong in accordance with applicable laws and regulations and has acquired capital contribution verification report issued by the qualified accounting firm;
(6)	Party B and Party C shall neither create pledge, mortgage or any other security, nor make third party any offer to transfer their equity held on Beijing eLong, nor make acceptance for the offer of any third party to purchase their equity, nor execute agreement with any third party to transfer the equities of Party B and Party C, except pursuant to the terms of the Equity Pledge Contract;
(7)	There are no disputes, lawsuit, arbitration, administrative or other proceedings related to the equities of Beijing eLong held by Party B and Party C, or any threatened disputes, lawsuit, arbitration, administrative or other proceedings involving Party B and Party C and/or the equities held by Party B and Party C; and
(8)	Beijing eLong has completed all governmental approval, authorization, license, and registration, filing and otherwise necessary to carry out the business subject to its business license and to possess its assets.
10.	Party B and Party C each agree that it shall, during the term of this Agreement,
(1)	Not sell, transfer, mortgage, dispose of in any other way, or create other security interest on, any of its legal right of equity or equity interest in Beijing eLong without Party A’s prior written consent, except the terms of the Agreement;
(2)	Without Party A’s prior written consent, not to consent, support or execute any resolution in the shareholders’ meeting of Beijing eLong for the sale, transfer, mortgage, any other disposal of Beijing eLong’s legal right of equity or equity interest or to create any other security interest of Beijing eLong’s legal right of equity or equity interest, except that the counter party is Party A or those designated by Party A;
(3)	Without Party A’s prior written consent, not to consent, support or execute any resolution in the shareholders’ meeting of Beijing eLong for the merge or combination with, buy or investment in, any person;
(4)	Promptly inform Party A of the pending or threatened suit, arbitration or regulatory procedure concerning the equity interest of Beijing eLong;
(5)	Execute all necessary or appropriate documents, take all necessary or appropriate action and bring all necessary or appropriate lawsuit or make all necessary and appropriate defending against all claims, in order to maintain the ownership of Beiing eLong for all its assets;
(6)	Do nothing that may materially affect the assets, business and liabilities of Beijing eLong without Party A’s prior written consent;
(7)	Appoint any person to be the director of Beijing eLong subject to Party A’s request;
(8)	Transfer promptly and unconditionally, at once, all of the Equity Interest of Beijing eLong to Party A or representative designated by Party A and cause the other shareholder of Beijing eLong to waive its option to purchase such equity hereof, subject to the requesting of the then holding company of Party A, provided that such transfer is permitted under the laws of PRC;

(9)	Not require Beijing eLong to issue dividends or allocate its allocable profits to Party B and Party C;
(10)	Cause the other shareholder of Beijing eLong to transfer promptly and unconditionally, at once, all equity interest of the other shareholder in Beijing eLong to Party A or the representative designated by Party A, Party B and Party C hereby waives its option to purchase such equity interest hereof, subject to the request of the then holding company of Party A, provided that such transfer is permitted under the laws of PRC;
(11)	Once Party B and Party C transfer the equity interest in Beijing eLong to Party A or the representative designated by Party A, any proceeds raised from the transfer shall be refund to Party A promptly.
(12)	Comply strictly with the terms of this Agreement, and Exclusive Purchase Contract, fully perform all obligations under such contracts and do nothing affecting the validity and enforceability of such contracts.
11.	Party B and Party C, as major shareholders of Beijing eLong, agree that it shall cause Beijing eLong, during the term of this Agreement,
(1)	Not to supply, amend or modify its articles of constitution, to increase or decrease its registered capital, or to change its capital structure in any way without Party A’s prior written consent;
(2)	Subject to good financial and business rules and practices, to maintain and operate its business and handle matters prudently and effectively;
(3)	Not to sell, transfer, mortgage, dispose of in any other way, or to create other security interest on, any of its assets, business or legal right to collect interests without Party A’s prior written consent;
(4)	Without Party A’s prior written consent, not to create, succeed to, guarantee or permit any debt, except (i) the debt arising in the course of the ordinary or daily business operation, but not arising from the loan, and (ii) the debt being reported to Party A or having approved Party A in writing;
(5)	To continue to operate all the business of Beijing eLong and to maintain the value of its assets;
(6)	Without Party A’s prior written consent, not to execute any material contracts (during this stage, a contract will be deemed material if the value of it exceeds RMB100, 000) except those executed during the ordinary course;
(7)	To provide information concerning all of its operation and financial affairs subject to Party A’s request;
(8)	Not to merge or combine with, buy or invest in, any other person without Party A’s prior written consent;
(9)	Without Party A’s prior written consent, not to issue dividends to each shareholder in any form, however, Beijing eLong shall promptly allocate all its allocable profits to each of its shareholders upon Party A’s request;
(10)	To inform promptly Party A of the pending or threatened suit, arbitration or regulatory procedure concerning the assets, business or income of Beijing eLong;
(11)	To execute all necessary or appropriate documents, to take all necessary or appropriate action and to bring all necessary or appropriate lawsuit or to make all necessary and appropriate defending against all claims, in order to maintain the ownership of Beijing eLong for all its assets;
(12)	To comply strictly with the terms under the Technical Service Contract and other contracts, fully perform all obligations under such contracts and do nothing affecting the validity and enforceability of such contracts.
12.	Party B and Party C further agree that, they shall pledge all their equity interest in Beijing eLong to eLongNet Technologies for the warrant of the payment obligation of Beijing eLong under the technical service Contract. Party B and Party C shall handle procedures for the registrations of the pledge at the company registration authority promptly after execute the Agreement.
13.	The Agreement is effective to all the parties and their inheritor or transferee, and executed only for the interest of them. Without the other party’s prior written consent, no party shall transfer, pledge or transfer in any other way the right, interest or obligation under the Agreement.
14.	The execution, validity, interpretation, performance, modification, termination and settlement of disputes of this Agreement shall be governed by the laws of PRC.

15.	Arbitration
(1)	Any dispute, conflict or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the then effective rules of Arbitration application. The arbitration award shall be final and binding upon both parties.
(2)	Arbitration place shall be in Beijing, PRC.
(3)	Arbitration language shall be Chinese.
(4)	The arbitral panel shall be composed of three arbitrators. Both parties should respectively appoint a arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not coincide in opinion of the person selected for the chief arbitrator within twenty days from the date of their respectively appoint an arbitrator, the director of Arbitration Commission shall have right to appoint the chief arbitrator. The chief arbitrator shall not be a Chinese citizen or United State citizen.
(5)	Both parties agree that the court of arbitration established according to the regulation shall have right to provide actually performed relief on the proper situation according with China’s Law (including but not being limited to the Contract Law of the People’s Republic of China). For the avoidance of doubt, both parties further that any court having jurisdiction (including China’s Court) shall carry out the arbitral award of actual performance issued by the court of arbitration.
(6)	Both parties agreed to conduct arbitration in accordance with this regulation, and irrepealably waive the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.
16.	This Agreement shall be executed as of the date first set forth above, and become effective upon the completion of the transfer of the equity interest.
17.	Party B and Party C will not cancel or terminate this Agreement under any circumstance, except (1) Party A committed gross negligence, fraud or other serious illegal act, or (2) Party A becomes bankrupt or insolvent;
18.	No amendment or change is permitted unless with written agreement from parties to this agreement. Any outstanding issues of this agreement, if any, shall be supplemented by parties hereto through signing a written agreement. Any amendment, change and supplement executed by all the parties and any appendix of this Agreement shall be the indispensable part of this Agreement.
19.	This Agreement is the complete agreement of the transaction stipulated in this Agreement and supercedes all the oral negotiation or written opinion for this transaction heretofore.
20.	This Agreement is divisible and any invalid or unenforceable clause of this Agreement will not affect the effectiveness and enforceability of other clause of this Agreement.
21.	The business, operation, financial affairs and other confidential documents concerning any party of this Agreement are confidential data. All the parties shall strictly protect and maintain the confidentiality of all such confidential data acquired from The Agreement or from the performance of The Agreement.
22.	This Agreement is in triplicate and each Party holds one copy. Each original has the same legal effect.
(No text hereunder)

IN WITNESS WHEREOF, Parties to this Agreement or through their duly authorized representatives have executed this Agreement as of the date first written above in Beijing.
Party A: eLong, Inc.

Authorized Representative (Signature):	/s/ Sami Farhad
Party B: Guangfu Cui

Signature:	/s/ Guangfu Cui
Party C: Jack Wang

Signature:	/s/ Jack Wang